                     SECURITIES AND EXCHANGE COMMISSION

                            Washington DC  20549

                                 FORM 11-K

[X]  ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
     EXCHANGE ACT OF 1934

For the year ended December 31, 1998.

[ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

For the transition period from                      to
                               --------------------     --------------------.

Commission file number 333-26029

A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                 FIRST NATIONAL BANK EMPLOYEES' SAVINGS PLAN

B. Name of the issuer of the securities held pursuant to the plan and the address of its principal executive office:

                          FIRST NATIONAL CORPORATION
                       950 JOHN C. CALHOUN DRIVE,  S.E.
                       ORANGEBURG SOUTH CAROLINA  29115

                             FIRST NATIONAL BANK
                           EMPLOYEES' SAVINGS PLAN

                            FINANCIAL STATEMENTS
                       WITH SUPPLEMENTARY INFORMATION
                  YEARS ENDED DECEMBER 31, 1998 AND 1997
                                     AND
                        INDEPENDENT AUDITORS' REPORT

                              FIRST NATIONAL BANK
                            EMPLOYEES' SAVINGS PLAN

                               TABLE OF CONTENTS





Independent Auditors' Report
Statements of Net Assets Available for Benefits
Statements of Changes in Net Assets Available for Benefits
Notes to Financial Statements
Supplementary Information:
   Schedule of Assets Held for Investment Purposes
   Schedule of Reportable Transactions

                         INDEPENDENT AUDITORS' REPORT



To the Administrative Committee of
First National Bank Employees' Savings Plan


We have audited the accompanying statements of net assets available for benefits of the First National Bank Employees' Savings Plan as of December 31, 1998 and 1997, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of First National Bank Employees' Savings Plan as of December 31, 1998 and 1997, and the changes in net assets available for benefits for the years then ended in conformity with generally accepted accounting principles.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of Assets Held for Investment Purposes and Reportable Transactions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosures under the Employee Retirement Income Act of 1974. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.


J. W. HUNT AND COMPANY, LLP
Columbia, South Carolina
June 16, 1999

                            	FIRST NATIONAL BANK
                          	EMPLOYEE'S SAVINGS PLAN

	STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS, DECEMBER 31, 1998 AND 1997
_______________________________________________________________________________

                 	...........PARTICIPANT DIRECTED...........
	.............................DECEMBER 31, 1998.............................

                                                                                      FIRST
                                      FIXED           MULTI-         INDEXED        NATIONAL
                                     INCOME           ASSET           EQUITY          CORP.
                                      FUND            FUND             FUND        STOCK FUND         TOTAL
                                    -------          -------         -------      ------------        -----

ASSETS:
  Investments, at contract value
    New York Life Insurance
      Company, Investment
      Contracts                  $ 1,658,703     $ 2,450,201     $ 2,847,997        $       -     $ 6,956,901
                                  ---------------------------------------------------------------------------
Investments, at fair value:
  First National Corporation               -               -               -          846,804         846,804
  Money Market Funds                       -               -               -           10,414          10,414
                                  ---------------------------------------------------------------------------
       	Total investments          1,658,703       2,450,201       2,847,997          857,218       7,814,119
                                  ---------------------------------------------------------------------------
Receivables:
  Employer's contribution             20,509          35,042          58,127           23,639         137,317
  Employees' contribution              2,995           4,975           7,865            3,575          19,410
  Inter-fund transfers                     -               -               -                -               -
                                  ---------------------------------------------------------------------------
       	Total receivables             23,504          40,017          65,992           27,214         156,727
                                  ---------------------------------------------------------------------------
       	Total assets               1,682,207       2,490,218       2,913,989          884,432       7,970,846
                                  ---------------------------------------------------------------------------
LIABILITIES                                -               -               -                -               -

Net assets available for
  benefits                         1,682,207       2,490,218       2,913,989          884,432       7,970,846
                                  ===========================================================================

                 	...........PARTICIPANT DIRECTED...........
	.............................DECEMBER 31, 1997.............................

                                                                                     FIRST
                                        FIXED        MULTI-        INDEXED         NATIONAL
                                       INCOME        ASSET          EQUITY           CORP.
                                        FUND         FUND            FUND         STOCK FUND       TOTAL
                                       ------        ------         ------        ----------       -----

ASSETS:
  Investments, at contract value
    New York Life Insurance
      Company, Investment
      Contracts                  $ 1,841,078     $ 1,892,421     $ 1,939,137      $       -    $ 5,672,636
                                  ------------------------------------------------------------------------
Investments, at fair value:
  First National Corporation               -               -               -        560,823        560,823
  Money Market Funds                       -               -               -          7,366          7,366
                                  ------------------------------------------------------------------------
       	Total investments          1,841,078       1,892,421       1,939,137        568,189      6,240,825
                                  ------------------------------------------------------------------------
Receivables:
  Employer's contribution             25,637          31,312          40,850         16,089        113,888
  Employees' contribution
  Inter-fund transfers                  (100)         (6,768)         (1,854)         8,503           (219)
                                  ------------------------------------------------------------------------
	       Total receivables             25,537          24,544          38,996         24,592        113,669
                                  ------------------------------------------------------------------------
	       Total assets               1,866,615       1,916,965       1,978,133        592,781      6,354,494
                                  ------------------------------------------------------------------------
LIABILITIES                                -               -               -              -              -
                                  ------------------------------------------------------------------------
Net assets available for
  benefits                         1,866,615       1,916,965       1,978,133        592,781      6,354,494
                                  ========================================================================

    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS

                              	FIRST NATIONAL BANK
                            	EMPLOYEE'S SAVINGS PLAN

          STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS,
                  YEARS ENDED DECEMBER 31, 1998 AND 1997
_______________________________________________________________________________

                 ...........PARTICIPANT DIRECTED...........
	.............................DECEMBER 31, 1998.............................

                                                                                             FIRST
                                          FIXED           MULTI-           INDEXED         NATIONAL
                                         INCOME           ASSET             EQUITY           CORP.
                                          FUND            FUND               FUND         STOCK FUND         TOTAL
                                         -------          ------           ------        -----------         -----

Additions to net assets attributed to:
  Investment income:
    Interest                        $   113,642      $         -       $         -         $     480     $   114,122
    Dividends                                 -           59,024            30,613            12,120         101,757
  Net appreciation in fair value
    of investments                            -          355,555           576,855           182,195       1,114,605
  Realized gain (loss) on investments         -            3,345             1,089             5,775          10,209
                                      ------------------------------------------------------------------------------
      	Total investment income          113,642          417,924           608,557           200,570       1,340,693
                                      ------------------------------------------------------------------------------
Contributions:
  Employer                               20,509           35,043            58,127            23,638         137,317
  Employee                              100,238          134,308           219,895            93,171         547,612
  Rollover                               15,684            1,402                 -               935          18,021
                                      ------------------------------------------------------------------------------
  	    Total contributions              136,431          170,753           278,022           117,744         702,950
                                      ------------------------------------------------------------------------------
     	 Total additions                  250,073          588,677           886,579           318,314       2,043,643
                                      ------------------------------------------------------------------------------
Deductions from net assets
  attributed to:
    Benefits paid to participants       259,155           72,144            61,558            26,935         419,792
    Administrative expenses               7,499               -                  -                 -           7,499
                                      ------------------------------------------------------------------------------
    	  Total deductions                 266,654           72,144            61,558            26,935         427,291
                                      ------------------------------------------------------------------------------
Net increase prior to
  interfund transfers:                  (16,581)         516,533           825,021           291,379       1,616,352

    Interfund transfers                (167,827)          56,720           110,835               272               -
                                      ------------------------------------------------------------------------------
     	 Net increase (decrease)         (184,408)         573,253           935,856           291,651       1,616,352

Net assets available for benefits:
  Beginning of year                   1,866,615        1,916,965         1,978,133           592,781       6,354,494
                                      ------------------------------------------------------------------------------
  End of Year                         1,682,207        2,490,218         2,913,989           884,432       7,970,846
                                      ==============================================================================

                	...........PARTICIPANT DIRECTED...........
	.............................DECEMBER 31, 1997.............................

                                                                                                FIRST
                                              FIXED            MULTI-         INDEXED         NATIONAL
                                             INCOME            ASSET           EQUITY           CORP.
                                              FUND             FUND             FUND         STOCK FUND        TOTAL
                                             ------            ------          ------        -----------      ------

Additions to net assets attributed to:
  Investment income:
    Interest                              $   120,753      $         -     $         -        $   2,968     $   123,721
    Dividends                                       -          208,722          62,602            7,641         278,965
  Net appreciation in fair value
     of investments                                 -          177,494         381,237          101,657         660,388
   Realized gain (loss) on investments              -            3,333           2,401           (1,465)          4,269
                                            ---------------------------------------------------------------------------
    	Total investment income                  120,753          389,549         446,240          110,801       1,067,343
                                            ---------------------------------------------------------------------------
Contributions:
  Employer                                     25,638           31,321          40,850           16,089         113,898
  Employee                                    111,986          117,623         146,330           56,978         432,917
  Rollover                                        495              825             330                -           1,650
                                            ---------------------------------------------------------------------------
    	Total contributions                      138,119          149,769         187,510           73,067         548,465
                                            ---------------------------------------------------------------------------
    	Total additions                          258,872          539,318         633,750          183,868       1,615,808
                                            ---------------------------------------------------------------------------
Deductions from net assets
  attributed to:
    Benefits paid to participants             144,242           43,439          24,602            5,977         218,260
    Administrative expenses                     9,057                -               -                -           9,057
                                             --------------------------------------------------------------------------
	    Total deductions                         153,299           43,439          24,602            5,977         227,317
                                             --------------------------------------------------------------------------
Net increase prior to
  interfund transfers:                        105,573          495,879         609,148          177,891       1,388,491

    Interfund transfers                         8,362          (44,878)         56,926          (20,410)              -
                                             --------------------------------------------------------------------------
    	Net increase (decrease)                  113,935          451,001         666,074          157,481       1,388,491

Net assets available for benefits:
  Beginning of year                         1,752,680        1,465,964       1,312,059          435,300       4,966,003
                                            ---------------------------------------------------------------------------
 End of Year                                1,866,615        1,916,965       1,978,133          592,781       6,354,494
                                            ===========================================================================


  	THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS

                             FIRST NATIONAL BANK
                           EMPLOYEES' SAVINGS PLAN


         NOTES TO FINANCIAL STATEMENTS, DECEMBER 31, 1998 AND 1998
------------------------------------------------------------------------------
NOTE A - DESCRIPTION OF PLAN:

The following description of the First National Bank ("Company") Employees' Savings Plan ("Plan") provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

 General - The Plan is a contributory defined contribution plan covering all full-time employees of the Company and all affiliates of the Company who have one year of service and are age twenty-one or older. It is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

	Contributions - Each year, participants may contribute up to 10% of pretax annual base compensation, as defined in the Plan. Participants may also contribute amounts representing distributions from other qualified retirement plans. The Company will match 50% of the first 4% of base compensation up to a maximum matching contribution of 2% of base compensation. Employer contributions may be made from current or accumulated net profits. Contributions are subject to certain limitations.

	Participant accounts - Each participant's account is credited with the participant's contribution, the Company's matching contribution and allocations of Plan earnings. The participant's account is charged with an allocation of administrative expenses. Allocations are based on account balances, as defined by the Plan. The benefit to which a participant is entitled is the benefit that can be provided from the participant's account.

	Vesting - Participants' accounts are fully vested.

	Payment of benefits - On termination of service due to death, disability, retirement, or other reasons, a participant may elect to receive a lump-sum amount equal to the value of his or her account.

	Investment options - Upon enrollment in the Plan, a participant may direct employee contributions in any of the following investment options.

     1)	Fixed Income Fund - Funds are invested in guaranteed interest contracts in an insurance contract. The number of participants participating in this fund at December 31, 1998 was 163.

     2)	Multi-asset Fund - Funds are invested in pooled insurance contracts that invest primarily in corporate bonds, common stocks, and U. S. Government securities. The number of participants participating in this fund at December 31, 1998 was 243.

    3) Indexed Equity Fund - Funds are invested in pooled insurance contracts that invest in common stock that replicate stocks comprising the Standard and Poor's 500 Stock Index. The number of participants participating in this fund at December 31, 1998 was 242.

    4)	First National Corporation Stock Fund - The First National
       Corporation Stock Fund invests only in First National Corporation common shares and money market equivalents. The number of participants participating in this fund at December 31, 1998 was 175.

	Participants may change the investment options quarterly.

NOTE B - SUMMARY OF ACCOUNTING POLICIES:

	Basis of Accounting - The financial statements of the Plan are prepared using the accrual method of accounting.

	Investment Valuation - The Plan's investments are stated at fair value except for its investment contract with an insurance company which is valued at contract value (Note C). The Company stock is valued at its quoted market price.

	Purchase and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

	Payment of Benefits - Benefits are recorded when paid.

	Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires the plan administrator to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results may differ from those estimates.

NOTE C - INVESTMENT CONTRACT WITH INSURANCE COMPANY:

The Plan has an investment contract with New York Life Insurance Company (New York Life) to invest the assets of the Plan. New York Life, as the Plan's custodian, maintains the assets in a pooled account. The account is credited with actual earnings on the underlying investments (a fixed income fund, multi-asset fund and indexed equity fund) and charged for Plan withdrawals and administrative expenses charged by New York Life.

The contract is included in the financial statements at contract value, which represents contributions made under the contract, plus earnings, less Plan withdrawals and administrative expenses.

Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value. There are no reserves against contract value for credit risk of the contract issuer or otherwise. The fair value of the investment contacts at December 31, 1998 and 1997 was $6,956,901 and $5,672,636 respectively.

NOTE D - RELATED PARTY TRANSACTIONS:

The First National Corporation Funds are held by the Plan sponsor's Trust Department. There were no fees paid by the Plan to the Trust Department.

NOTE E - INVESTMENTS:

Except for its investment contracts with an insurance company (Note C), the Plan's investments are held in a bank-administered trust fund. The following presents investments at December 31, 1998 and 1997.

                                                  1998           1997
                                                  ----           ----
Investments at fair value as
  Determined by quoted market price:
    First National Corporation,
     30,243 and 23,801 shares, respectively    $ 846,804       $ 560,823
  Federated Automated Government Money
   market fund (44), 7,662 and 4,370
   shares, respectively                            7,662           4,370
Federated Automated Cash Management
 Fund (75), 2,752 and 2,996 shares,
 respectively                                      2,762           2,996
                                                 -------         -------
                                                 857,218         516,189
                                                 =======         =======


During 1998, the Plan's investments (including investments bought, sold, and held during the year) appreciated in value as follows:

Investments at fair value as determined by
  quoted market price:
    First National Corporation                $ 182,195
                                                -------
Investments at contract value:
  Multi-asset Fund                               61,916
  Indexed Equity Fund                           494,633
                                                -------
                                                556,549
                                                -------
       Total                                    738,744
                                                =======

NOTE F - PLAN TERMINATION:

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100% vested in their account.

NOTE G - TAX STATUS:

The Internal Revenue Service has determined and informed the Company by a letter dated November 4, 1992, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code and therefore exempt from Federal and State taxation. The Plan has been amended since receiving the determination letter. However, the Plan administrator believes that the Plan is designed and is currently being operated in compliance with the applicable requirement of the Internal Revenue Code.

NOTE H - PLAN OPERATING COSTS:

The Company pays certain administrative costs of the Plan such as legal, audit, and administrative fees.






  THESE NOTES ARE AN INTEGRAL PART OF THE ACCOMPANYING FINANCIAL STATEMENTS

                               FIRST NATIONAL BANK
                             EMPLOYEES' SAVINGS PLAN

                SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                                DECEMBER 31, 1998


(A)  (B)IDENTITY OF                               (C)DECRIPTION OF INVESTMENT
       ISSUE, BORROWER,                            INCLUDING MATURITY DATE, RATE OF
       LESSOR, OR SIMILAR                          INTEREST, COLLATERAL, PAR OR                                   (E)CURRENT
       PARTY                                       MATURITY VALUE                             (D) COST               VALUE
-----------------------------------------------------------------------------------------------------------------------------

     New York Life                                 Guaranteed Interest Contract		  	          $ 1,658,703         $ 1,658,703

     New York Life                                 Pooled separate insurance contracts          3,716,221           5,298,198

 *   First National Corporation                    30,243 common shares      		                   580,452             846,804

     Federated Automated Government Fund           Money Market Fund			                             7,662               7,662

     Federated Automated Cash Management Fund      Money Market Fund                                2,752               2,752


* Indicates a party in interst

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS

                             FIRST NATIONAL BANK
                           EMPLOYEES' SAVINGS PLAN

       	SCHEDULE OF REPORTABLE TRANSACTIONS, YEAR ENDED DECEMBER 31, 1998
-----------------------------------------------------------------------------

     (A)                      (B)                   (C)          (D)        (E)        (F)         (G)         (H)            (I)
                                                                                                             CURRENT
                                                                                    EXPENSES                 VALUE OF
                                                                                    INCURRED                 ASSET ON
 IDENTITY OF              DESCRIPTION             PURCHASE     SELLING    LEASE       WITH       COST OF   TRANSACTION     NET GAIN
PARTY INVOLVED             OF ASSET                 PRICE       PRICE     RENTAL   TRANSACTION    ASSET        DATE         OR LOSS
-----------------------------------------------------------------------------------------------------------------------------------

New York Life      Group Annuity Contract-
  Insurance Co.      Guaranteed Interest Acct.   $ 495,353   $ 791,369  $      -   $        -  $ 791,369   $ 791,369    $       -
New York Life      Group Annuity Contract-
		Insurance Co.     Multi-Asset                    222,840      82,986         -            -     79,641      79,641        3,345
New York Life      Group Annuity Contract-
 	Insurance Co.      Indexed Equity                382,972      82,669         -            -     81,580      81,580        1,089
First National     First National Corporation-
 	Corporation        common stock                  112,091      14,080         -            -      8,305      14,080        5,775




 	THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS

     We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-26029) of First National Corporation of our report dated June 6, 1999 appearing in the Annual Report of the First National Bank Employees' Savings Plan on Form 11-K for the year ended December 31, 1998.

/s/  J. W. Hunt and Company, LLP



J. W. HUNT AND COMPANY, LLP
Columbia South Carolina
June 16, 1999